Exhibit 99.1

CONSENT OF INTREPID PARTNERS, LLC

The Conflicts Committee of the Board of Directors of Holly Logistic Services, L.L.C.

2828 N. Harwood, Suite 1300

Dallas, TX 75201

Dear Members of the Committee:

We hereby consent to the inclusion of our opinion letter, dated August 15, 2023, to the Conflicts Committee of the Board of Directors of Holly Logistic Services, L.L.C., the ultimate general partner of Holly Energy Partners, L.P., as Annex B to, and the reference to such opinion letter under the headings “Summary Term Sheet—Opinion of the Financial Advisor to the HEP Conflicts Committee,” “Risk Factors—Risks Related to the Merger” and “Special Factors—Opinion of the Financial Advisor to the HEP Conflicts Committee” in, the joint proxy statement/prospectus relating to the proposed merger involving Holly Energy Partners, L.P. and HF Sinclair Corporation, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of HF Sinclair Corporation filed with the Securities and Exchange Commission (the “Registration Statement”) and in the Transaction Statement on Schedule 13E-3 relating to such proposed merger. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

INTREPID PARTNERS, LLC

By:	/s/ Intrepid Partners, LLC

September 22, 2023